UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CAPITAL SENIOR LIVING CORPORATION
14160 DALLAS PARKWAY, SUITE 300
DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2009

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at the Company’s offices at 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 at 10:00 a.m. Central Time, on the 14th day of May, 2009, for the following purposes:

1. To elect three (3) directors of the Company to hold office until the Annual Meeting to be held in 2012 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors; and

3. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 20, 2009, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 14, 2009: The Proxy Statement and the 2008 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the meeting in person, you are urged to mark, sign, date, and mail the enclosed WHITE proxy card promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may do so even if you have already dated, signed and returned your WHITE proxy card.

By Order of the Board of Directors

Lawrence A. Cohen
Chief Executive Officer

April 7, 2009
Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2009

Solicitation and Revocability of Proxies

The accompanying proxy is solicited by the Board of Directors on our behalf to be voted at the annual meeting of our stockholders to be held on May 14, 2009, at the time and place and for the purposes set forth in the accompanying notice and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted “FOR” the election of directors and “FOR” the ratification of the appointment of the independent auditors.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the meeting for a vote other than the matters set forth in the accompanying notice and has no information that others will do so. If other matters requiring a vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement and accompanying form of proxy are being mailed on or about April 7, 2009. The annual report to our stockholders covering our fiscal year ended December 31, 2008, mailed to our stockholders on or about April 7, 2009, does not form any part of the materials for solicitation of proxies.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, General Counsel, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254; no such revocation shall be effective, however, unless such notice of revocation has been received by us at or prior to the meeting.

In addition to the solicitation of proxies by use of the mail, our officers and regular employees may solicit the return of proxies, either by mail, telephone, telecopy, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling, and mailing the annual report, the accompanying notice, this proxy statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, are to be borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicate information and would also reduce our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, General Counsel, at our principal business office, 14160 Dallas Parkway, Suite 300, Dallas,

Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the annual meeting of our stockholders to be held in 2010 must be received by us at our principal executive offices on or before December 8, 2009 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors to be made at an annual meeting of our stockholders. In general, notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be received by us not less than sixty (60) but not more than ninety (90) days before the date of the meeting and must contain specified information and conform to certain requirements set forth in our Amended and Restated Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the meeting was the close of business on March 20, 2009. At such time, there were 26,929,094 shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the meeting, and neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting, from time to time, without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the meeting and entitled to vote is required to approve election of directors and the ratification of the appointment of the independent auditors.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters. New York Stock Exchange regulations prohibit brokers or other nominees that are New York Stock Exchange member organizations from voting in favor of any proposal (i) relating to an equity compensation plan, (ii) made by a stockholder which is being opposed by management, and (iii) relating to certain other matters unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. NASD member brokers are also prohibited from voting on these types of proposals without specific instructions from beneficial holders. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted as voting for purposes of determining whether a proposal has received the necessary number of votes for approval of the proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee and votes that are withheld will be excluded entirely from the vote and will have no effect.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our annual report as filed with the SEC upon the written request of any registered or beneficial owner of our common stock entitled to vote at the meeting. Requests should be made by mailing David R. Brickman, General Counsel, at our principal business office, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or calling (972) 770-5600. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants including us.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 20, 2009, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers during 2008, or our “named executive officers;” and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class

FMR LLC	3,999,529	(3)	14.8%
Edward C. Johnson 3rd	3,999,529	(3)	14.8%
Dimensional Fund Advisors LP	2,066,895	(4)	7.7%
Yorktown Avenue Capital, L.L.C.	1,935,000	(5)	7.2%
Stephen J. Heyman	1,935,000	(5)	7.2%
T. Rowe Price Associates, Inc.	1,852,400	(6)	6.9%
James F. Alderson	1,901,000	(5)	7.1%
Boston Avenue Capital, L.L.C.	1,901,000	(5)	7.1%
James Stroud	1,609,811	(7)	6.0%
T. Rowe Price Small-Cap Value Fund, Inc.	1,740,000	(6)	6.5%
West Creek Capital, LP	1,706,650	(8)	6.3%
Harvey Hanerfeld	1,765,650	(8)(9)	6.6%
Roger Feldman	1,734,650	(8)(10)	6.4%
Wasatch Advisors, Inc.	623,034	(11)	2.3%
Cedar Bridge Realty Fund, L.P.	741,085	(12)	2.7%
Cedar Bridge Institutional Fund, L.P.	669,000	(12)	2.5%
High Rise Capital Advisors, L.L.C.	1,410,085	(12)	5.2%
Fidelity Small Cap Independence	1,711,909	(3)	6.4%
Bridge Realty Advisors, LLC	1,410,085	(12)	5.2%
David O’Connor	1,410,085	(12)	5.2%
Charles Fitzgerald	1,410,085	(12)	5.2%
Lawrence A. Cohen	764,309	(13)	2.8%
Peter L. Martin	9,550	(14)	*
Keith N. Johannessen	270,596	(15)	1.0%
David R. Brickman	112,224	(16)	*
Ralph A. Beattie	97,010	(17)	*
James A. Moore	60,071	(18)	*
Dr. Victor W. Nee	39,300	(19)	*
Jill M. Krueger	28,000	(20)	*
Craig F. Hartberg	23,500	(21)	*
All directors and executive officers as a group (17 persons)	3,211,597	(22)	11.7%

*	Less than one percent.

(1)	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 26,929,094 shares of our common stock issued and outstanding on March 20, 2009. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)	According to Schedule 13G/A, filed February 17, 2009. Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,159,179 shares as a result of acting as the registered investment adviser to various investment companies. The ownership of one investment company, Fidelity Small Cap Independence, amounted to 1,711,909 shares. Mr. Johnson and FMR LLC, through its control of Fidelity Management & Research Company and the funds, each has sole power to dispose of the 3,159,179 shares owned by the funds. Neither FMR LLC, nor Mr. Johnson, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by Fidelity Management & Research Company, which power resides with their Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Board of Trustees. Members of Mr. Johnson’s family own, directly or through trusts, shares of Series B common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 830,555 shares as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole power to dispose of the 830,555 shares and sole power to vote or to direct the voting of 830,555 shares owned by the institutional accounts managed by Pyramis Global Advisor Trust Company. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 9,800 shares. Partnerships controlled by members of the family of Mr. Johnson or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(4)	According to Schedule 13G/A, filed February 9, 2009, the address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Caves Road, Austin, Texas 78746 and the beneficial securities reported consist of shares held in investment companies, trusts and accounts over which Dimensional Fund Advisors LP possesses sole investment and/or voting power in its role as investment advisor or manager. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares.

(5)	According to Schedule 13D/A, filed January 25, 2008, the address of each of Stephen J. Heyman, James F. Alderson, Boston Avenue Capital, LLC, an Oklahoma limited liability company, and Yorktown Avenue Capital, LLC, an Oklahoma limited liability company, is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Boston Avenue Capital, LLC directly owns 1,448,000 shares over which it has sole voting and dispositive power and Yorktown Avenue Capital, LLC directly owns 453,000 shares over which is has sole voting and dispositive power. Messrs. Heyman and Alderson are the managers of both entities. Messrs. Heyman and Alderson disclaim beneficial ownership of the shares and each of Boston Avenue Capital, LLC and Yorktown Avenue Capital, LLC disclaim beneficial ownership of the shares held directly by the other.

(6)	According to Schedule 13G/A, filed February 12, 2009, the address of T. Rowe Price Associates, Inc, is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns shares representing 6.5% of the shares outstanding, which T. Rowe Price Associates, Inc.(“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Consists of 1,609,811 shares held indirectly over which Mr. Stroud has voting and dispositive power.

(8)	According to Schedule 13D/A, filed March 4, 2009 (relating to events that occurred January 12, 2009), the address for each of West Creek Capital, LLC, a Delaware limited liability company, Mr. Hanerfeld and Mr. Feldman (collectively the “Reporting Persons”) is 1919 Pennsylvania Avenue, NW, Suite 275, Washington, DC 20006. Roger Feldman and Harvey Hanerfeld are the sole owners and managing members of West Creek Capital, LLC. Each of West Creek Capital, LLC, Mr. Feldman and Mr. Hanerfeld either individually and/or collectively is deemed to be the beneficial owner of shares held by (i) WC Select LP, a Delaware limited partnership, (ii) West Creek Partners Fund LP, a Delaware limited partnership, (iii) Roger Feldman, (iv) Harvey Hanerfeld and (vi) certain private accounts with respect to which West Creek Capital, LLC is an investment advisor pursuant to investment advisory agreements (together, the “Holders”). The Reporting Persons disclaim that they and/or the Holders are members of a group as defined in Regulation 13D.

(9)	Includes 59,000 shares with respect to which Mr. Hanerfeld has the sole power to vote or direct the voting and to dispose or direct the disposition.

(10)	Includes 28,000 shares beneficially owned by Mr. Feldman has the sole power to vote or direct the voting and to dispose or direct the disposition.

(11)	According to Schedule 13G/A, filed February 17, 2009, the address for Wasatch Advisors, Inc. is 150 Social Hall Ave., Salt Lake City, Utah 84111. Wasatch Advisors, Inc. serves as an investment advisor and has the sole power to vote and dispose of 623,034 shares reported.

(12)	According to Schedule 13G, filed May 23, 2008, the address for each of Cedar Bridge Realty Fund, L.P.(“CBR”), Cedar Bridge Institutional Fund, L.P. (“CBI” and together with CBR the “Partnerships”), High Rise Capital Advisors, L.L.C. (the “Managing Member”), Bridge Realty Advisors, LLC (“General Partner”), David O’Connor, and Charles Fitzgerald (together with the Partnerships, the Managing Member, the General Partner, and Mr. O’Connor, the “Reporting Persons”) is 535 Madison Avenue, New York, NY 10022. Both of the Partnerships are private investment partnerships the sole general partner of which is the General Partner. As the sole general partner of each of the Partnerships, the General Partner has the power to vote and dispose of the securities owned by each of the Partnerships and, accordingly, may be deemed the beneficial owner of such securities. The managing member of the General Partner is the Managing Member. The managing members of the Managing Member are David O’Connor and Charles Fitzgerald. Messrs. O’Connor and Fitzgerald share investment management duties.

(13)	Consists of 444,100 shares held by Mr. Cohen directly, 97,500 shares of restricted stock, 300 shares held by family members of Mr. Cohen and 222,409 shares that Mr. Cohen may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(14)	Consists of 550 shares of common stock owned by the Peter L. Martin IRA and 9,000 shares of restricted stock.

(15)	Consists of 32,900 shares held by Mr. Johannessen directly, 97,500 shares of restricted stock and 140,196 shares that Mr. Johannessen may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(16)	Consists of 7,400 shares held by M. Brickman directly, 22,500 shares of restricted stock and 82,324 shares that Mr. Brickman may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(17)	Consists of 16,500 shares held by Mr. Beattie directly, 37,500 shares of restricted stock and 43,010 shares that Mr. Beattie may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(18)	Consists of 11,570 shares held directly by Mr. Moore, 12,730 shares of restricted stock, and 36,271 shares that Mr. Moore may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(19)	Consists of 7,270 shares held directly by Dr. Nee, 12,730 shares of restricted stock, 18,300 shares that Dr. Nee may acquire upon the exercise of options immediately or within 60 days of March 20, 2009 and 1,000 shares held by Mimi Nee, the spouse of Dr. Nee.

(20)	Consists of 6,270 shares held directly by Ms. Krueger, 12,730 shares of restricted stock and 9,000 shares that Ms. Krueger may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(21)	Consists of 7,770 shares held by Mr. Hartberg directly, 12,730 shares of restricted stock and 3,000 shares that Mr. Hartberg may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

(22)	Includes 363,670 shares of restricted stock and 630,036 shares that such officers and/or directors, collectively, may acquire upon the exercise of options immediately or within 60 days after March 20, 2009.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following named nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2012 and until his successor is duly qualified and elected or until his earlier resignation or removal. Each of the nominees is presently a member of the Board of Directors.

			Director’s
Name	Age	Position(s)	Term Expires

Nominees:
James A. Stroud	58	Chairman of the Board	2012
Keith N. Johannessen	52	President and Chief Operating Officer and Director	2012
Jill M. Krueger	50	Director	2012
Continuing Directors:
Harvey I. Hanerfeld	47	Director	2010
James A. Moore	74	Director	2010
Dr. Victor W. Nee	73	Director	2010
Lawrence A. Cohen	55	Vice Chairman of the Board and Chief Executive Officer	2011
Craig F. Hartberg	72	Director	2011
Peter L. Martin	40	Director	2011

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the 2009 Annual Meeting of Stockholders.

Nominees for Election for Three-year Terms Expiring at the 2012 Annual Meeting

James A. Stroud has served as one of our directors and officers since January 1986. He currently serves as Chairman of the Board and served as Chairman of the Company until December 31, 2008. Mr. Stroud also serves on the board of directors of various educational and charitable organizations and in varying capacities with several trade organizations, including as an Owner/Operator Advisory Group member to the National Investment Conference. Mr. Stroud has served as a member of the Founder’s Council and Leadership Counsel of the Assisted Living Federation of America and as a Founding Sponsor of The Johns Hopkins University Senior Housing and Care Program. Mr. Stroud was the past President and a member of the Board of Directors of the National Association for Senior Living Industry Executives. He was also a Founder of the Texas Assisted Living Association and served as a member of its Board of Directors. Mr. Stroud has earned a Masters in Law, is a licensed attorney and is also a Certified Public Accountant. Mr. Stroud has had positions with businesses involved in senior living for 24 years.

Keith N. Johannessen has served as our President since March 1994, and previously served as our Executive Vice President from May 1993 to February 1994. Mr. Johannessen has served as one of our directors and as our Chief Operating Officer since May 1999. From 1992 to 1993, Mr. Johannessen served as Senior Manager in the health care practice of Ernst & Young LLP. From 1987 to 1992, Mr. Johannessen was Executive Vice President of Oxford Retirement Services, Inc. Mr. Johannessen has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen has been active in operational aspects of senior housing for 30 years.

Jill M. Krueger has been a director since February 2004. Ms. Krueger has served as President and Chief Executive of Health Resources Alliance, Inc., a company specializing in providing for rehabilitative and wellness services, institutional pharmacy services and products and programs designed to promote independence, health and wellness for elderly persons. Ms. Krueger also manages Senior Care Network, a St. Louis based alliance, and Alliance Continuing Care Network, a New York based alliance, both of which create and implement innovative programs and services either to enhance quality of life for seniors through wellness and prevention or create cost efficiencies. Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-term Care and Retirement Housing Practice. Ms. Krueger served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board from 1987 to 2001. Ms. Krueger also served on the American Association for Homes and Services for Aged House of Delegates, its Managed Care Committee, and has been a member of the Alexian Brothers Health Systems Strategic Planning Committee since 1996. Ms. Krueger has served on the Board of Directors and the Finance/Audit Committee for The Children Place, an organization dedicated to assisting children that are HIV or drug affected. Ms. Krueger has served on the Board of Directors and is the Chairperson for the Audit Committee for Franciscan Sisters Communities of Chicago since 2003.

Directors Continuing in Office Until the 2011 Annual Meeting

Harvey I. Hanerfeld was elected by the board on March 25, 2008 to fill a vacancy created when the board was increased from seven to nine directors. Mr. Hanerfeld co-founded West Creek Capital in 1993. Prior to joining West Creek, Mr. Hanerfeld was a Managing Director at Dean Witter Realty responsible for the acquisition of over $1 billion of real estate. Mr. Hanerfeld received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania in 1983.

James A. Moore has been a director since October 1997.  Mr. Moore is also a member of the board of Atlantic Shores Senior Living Community, a non-profit organization that owns a CCRC located in Virginia Beach, Virginia and a member of the board of Patmos Senior Living, a non-profit organization that oversees the boards of Kirby Pines and The Farms at Bailey Station, two CCRC communities in Memphis, Tennessee. Mr. Moore is President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 40 years of industry experience and has conducted over 1,800 senior living consulting engagements in approximately 600 markets, in 49 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living — Pure & Simple Development and Operating Strategies and Assisted Living 2000. Mr. Moore’s latest book, Assisted Living Strategies for Changing Markets, was released in May 2001. Mr. Moore holds a Bachelor of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.

Dr. Victor W. Nee has been a director since October 1997. Dr. Nee has been a Professor in the Department of Aerospace and Mechanical Engineering at the University of Notre Dame since 1965. Dr. Nee is currently Professor Emeritus at the University of Notre Dame. In addition to his professorial duties, Dr. Nee served as Director of the Advanced Technology Center at the University of Massachusetts, Dartmouth from 1993 to 1995, and as Director of the Advanced Engineering Research Laboratory at the University of Notre Dame from 1991 to 1993. Dr. Nee received a Bachelors of Science from the National Taiwan University in Civil Engineering and a Ph.D. in Fluid Mechanics from The Johns Hopkins University. Dr. Nee holds international positions as an advisor to governmental, educational and industrial organizations in China.

Directors Continuing in Office Until the 2010 Annual Meeting

Lawrence A. Cohen has served as one of our directors and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated, which controlled a real estate portfolio having a cost basis of approximately $3.0 billion, including senior living facilities of approximately $110.0 million. Mr. Cohen serves on the boards of various charitable organizations and was a founding member and is on the executive committee of the Board of Directors of the American Seniors Housing Association. Mr. Cohen has earned a Masters in Law, is a licensed attorney and is also a Certified Public Accountant. Mr. Cohen has had positions with businesses involved in senior living for 24 years.

Craig F. Hartberg has been a director since February 2001. Mr. Hartberg currently serves as a Small Business Advisor for the Louisiana Department of Development. Mr. Hartberg retired from the commercial banking industry in May 2000, having served in several capacities during his 28-year career. At the time of his retirement, Mr. Hartberg served as First Vice President, Senior Housing Finance for Bank One, Texas, N.A. Mr. Hartberg graduated from the Southwestern Graduate School of Banking at Southern Methodist University. He earned his Masters of Business Administration at the University of Wyoming, following his Honorable Discharge from twelve years active duty in the United States Air Force. Mr. Hartberg served as a member of the Board of Directors of the National Association of Senior Living Industry Executives and as a member of the Assisted Living Federation of America.

Peter L. Martin was elected to the board on March 25, 2008 to fill a vacancy created by an increase in the size of the board from seven to nine directors. Mr. Martin currently serves as a Managing Director and Senior Analyst, Healthcare Facilities at JMP Securities in San Francisco, California. He joined the firm in December 2008. From January 2006 to November 2008, Mr. Martin was a Portfolio Manager at Matthes Capital Management in San Francisco. From June 2003 to December 2005, Mr. Martin was a Portfolio Manager at Presidio Management. Prior to his investment management experience, Mr. Martin was a Managing Director in the equity research department of the investment bank Jefferies & Company, Inc. from February 1997 to June 2003. He provided in-depth coverage of the Assisted Living industry. From 1995 to 1996, Mr. Martin was an associate in the research department at Montgomery Securities in the Real Estate and Consumer Services groups. From 1990 to 1995, he was an analyst with Franklin/Templeton Group of Funds. Mr. Martin received a Masters of Business Administration from the University of San Francisco and a Bachelor of Arts in business economics from the University of California at Santa Barbara. He has been a Charted Financial Analyst since 1995.

The Board of Directors does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

There are no family relationships among any of our directors, director nominees or executive officers.

On March 19, 2008, we entered into a Settlement Agreement with West Creek Capital, LLC, Harvey Hanerfeld, and Roger Feldman and a Settlement Agreement with Boston Avenue Capital, LLC, Yorktown Avenue Capital, LLC, Stephen J. Heyman, and James F. Adelson whereby our board was increased from seven to nine directors. Pursuant to the terms of these Settlement Agreements and to fill the vacancies created by the increase, our board elected Harvey I. Hanerfeld to serve as a director for a term expiring at our 2010 annual meeting of stockholders and Peter L. Martin to serve as director for a term expiring at our 2008 annual meeting of stockholders. At our 2008 annual meeting of stockholders, Mr. Martin was re-elected for a term expiring in 2011.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors. The Board of Directors has determined that Harvey I. Hanerfeld, Craig F. Hartberg, Peter L. Martin, James A. Moore, Dr. Victor W. Nee and Jill M. Krueger are “independent” within the meaning of the corporate governance rules of the New York Stock Exchange and no such individual has any relationship with us, except as a director and stockholder. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “— Director Independence Policy,” which establishes guidelines for the Board of Directors to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board of Directors has determined that Messrs. Hanerfeld, Hartberg, Martin, Moore, Dr. Nee and Ms. Krueger are each “independent” in accordance with our Director Independence Policy.

During 2008, the Board of Directors met 13 times, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2008. Each director attended all meetings of the Board of Directors during his or her service as a director during 2008. During 2008, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board of Directors, the annual stockholders meeting and meetings of the committees of the Board of Directors on which they serve. Except for Mr. Hanerfeld, all directors then serving on the Board of Directors attended the 2008 Annual Meeting of Stockholders. At the start of each regularly scheduled executive session of the non-management directors, a presiding director is selected by a majority vote of the non-management directors.

Director Independence Policy

The Board of Directors undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board of Directors with full information regarding the director’s business and other relationships with us to enable the Board of Directors to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of Directors of any material changes in their circumstances or relationships that may impact their designation by the Board of Directors as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•	a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•	a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•	a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•	a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee is not “independent”;

•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•	a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•	a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us” “we” and “our” means Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board of Directors include the Audit Committee, the Nominating Committee, and the Compensation Committee. In March 2008, the Board also formed a Special Committee to actively explore and consider for recommendation to the Board strategic alternatives for the Company.

Audit Committee

The Audit Committee consists of Messrs. Hartberg and Moore and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board of Directors has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board of Directors has adopted an amended and restated Audit Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section and which is available in print to any stockholder who requests it. Pursuant to its charter, the Audit Committee serves as an independent party to oversee our financial reporting process and internal control system, to appoint, replace, provide for compensation of and to oversee our independent accountants and provide an open avenue of communication among the independent accountants and our senior management and the Board of Directors. The Audit Committee held 5 meetings during 2008, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2008.

Nominating Committee

The Nominating Committee consists of Messrs. Hanerfeld and Moore and Dr. Nee, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board of Directors has adopted an amended and restated Nominating Committee Charter, which, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, is available on our website at http://www.capitalsenior.com in the Investor Relations section and each of which is available in print to any stockholder who requests it. Pursuant to its charter, the Nominating Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board of Directors;

•	develops and recommends for Board of Directors approval our Corporate Governance Guidelines;

•	oversees the evaluation of the Board of Directors and management; and

•	conducts an annual review of the adequacy of its charter and recommends proposed changes to the Board of Directors for its approval.

The Nominating Committee held 2 regularly scheduled meetings during 2008. During 2008, the Nominating Committee did not hold any special meetings, nor did it act by unanimous written consent.

Compensation Committee

The Compensation Committee consists of Messrs. Hartberg, Martin and Moore, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Compensation Committee held 9 meetings during 2008, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2008. The Board of Directors has adopted an amended and restated Compensation Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section and which is available in print to any stockholder who requests it. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•	review and approve, on an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board of Directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board of Directors for its approval; and

•	perform any other activities consistent with our Amended and Restated Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board of Directors deems appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 15 of this proxy statement.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board of Directors adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies. In July 2006, the Compensation Committee engaged Hewitt Associates LLC, an executive compensation consulting firm, to conduct a formal review of our compensation arrangements for our named executive officers and to provide advice regarding compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Compensation Committee did not engage the services of compensation consultants, outside counsel or other advisors during 2008.

Special Committee

On March 25, 2008, the Company formed a Special Committee of the Board to actively explore and consider for recommendation to the Board strategic alternatives for the Company. The Special Committee consists of Lawrence Cohen, James Stroud, James Moore, Harvey Hanerfeld and Peter Martin.

Director Nominations

The Nominating Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board of Directors. In addition, stockholders who wish to recommend a candidate for election to the Board of Directors may submit the recommendation to the chairman of the Nominating Committee, in care of our General Counsel. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 16, 2009 for consideration by the Nominating Committee for the annual meeting of our stockholders to be held in 2010.

Although the Nominating Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board of Directors and because the current Board of Directors already has a diversity of business background, shareholder representation and industry experience.

The Nominating Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Nominating Committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors which the candidate may be able to bring to the Board of Directors that the Board of Directors currently does not possess. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. We do not pay a fee to any third party for the identification of candidates, but we have paid a fee in the past to a third party for a background check for a candidate.

With respect to this year’s nominees for director, each of Mr. Stroud, Mr. Johnnessen, and Ms. Krueger is a current director standing for re-election.

Website

Our internet website, www.capitalsenior.com, contains an Investor Relations section which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the committees of the Board of Directors. These documents are available in print free of charge to any stockholder who requests them as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence may be sent to our directors, including our non-management directors individually (each of whom may be selected to serve as a presiding director at regularly scheduled executive sessions of the non- management directors) or as a group, in care of James A. Stroud, Chairman of the Board of Directors, with a copy to the General Counsel, David R. Brickman, at our principal business office, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communication received as set forth above will be opened by the Chairman and General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Vice Chairman of the Board of Directors and our Executive Vice President and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 24 of this proxy statement, are referred to as our “named executive officers.”

The Compensation Committee is responsible for the oversight of our executive compensation program. Accordingly, the Compensation Committee is ultimately responsible for reviewing and approving the base salary increases and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such individuals and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee.

Our executive compensation program for our named executive officers has historically consisted of annual cash compensation (base salary and a cash performance bonus), as well as periodic grants of long-term incentive equity awards, primarily in the form of both options to purchase shares of our common stock and restricted shares. In addition, we have entered into employment agreements with each of our named executive officers which each provide for, among other things, severance benefits to be paid to such individuals in certain events. Our executive compensation program has historically included a limited amount of personal benefits, including perquisites.

Compensation Objectives

The Compensation Committee has identified two primary objectives for our executive compensation program which govern the Compensation Committee’s decisions with respect to the amounts and types of compensation payable to our named executive officers. The objectives of our executive compensation program are to:

•	employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include preserving a strong financial posture, increasing our assets, positioning our assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing stockholder value and ensuring our competitiveness, each of which are measured against conditions prevalent in the senior living industry; and

•	reward our named executive officers with equity compensation in addition to cash compensation in the form of base salary and a cash performance bonus, so as to further reinforce stockholder considerations and values in their actions.

Compensation Process

As discussed in greater detail below, the Compensation Committee typically meets quarterly to consider, among other things, (i) increases to the base salaries of our named executive officers whose employment agreements have anniversary dates arising in the upcoming quarter, and (ii) whether cash performance bonuses are to be paid under our incentive compensation program, pursuant to which our named executive officers, other than Mr. Brickman, are entitled to receive cash performance bonuses, and which we refer to as our “Incentive Compensation Plan,” to any of our named executive officers based upon our achievement, or any named executive officer’s achievement, as applicable, of any element of the Incentive Compensation Plan during the previous quarter. In addition, the Compensation Committee typically meets in the first quarter of each year to approve the Incentive Compensation Plan for such year.

In applying the above-described objectives for our executive compensation program, the Compensation Committee primarily relies upon:

•	input received from supervisors and an executive committee of our senior management, which has historically consisted of Messrs. Beattie, Cohen, Johannessen and Stroud and which we refer to as our “executive committee;”

•	publicly available information with respect to the executive compensation practices of certain public companies in the senior living industry;

•	industry surveys; and

•	its own judgment.

Input Received from Supervisors and our Executive Committee.  As discussed in greater detail below, the Compensation Committee has historically relied in part upon the input and recommendations of both the supervisors of our named executive officers and our executive committee when considering:

•	annual increases to base salaries for our named executive officers;

•	the annual establishment of our Incentive Compensation Plan; and

•	whether to grant long-term incentive awards to our named executive officers and if so, in what forms and amounts.

The Compensation Committee believes that the supervisors of our named executive officers, by virtue of their role in overseeing the day-to-day performance of such individuals, and the members of our executive committee, by virtue of their positions with us and their vast experience in the senior living industry, are appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program.

Peer Group Data.  Since our initial public offering in 1997, the Compensation Committee has consistently sought to structure our executive compensation program so that the amounts and forms of compensation which are paid to our named executive officers are commensurate with those paid to executive officers with comparable duties and responsibilities at those public companies in the senior living industry which the Compensation Committee, in consultation with our executive committee, periodically determines to be the most directly comparable to us. In order to determine which public companies in the senior living industry are the most directly comparable to us, the Compensation Committee and our executive committee conduct an annual review to determine which such companies have:

•	a similar business focus to ours;

•	a similar revenue and/or asset base to ours; and

•	a trading volume that is approximately equal to or greater than ours at the time of such review.

We refer to such companies collectively as our “peer group.” For 2008, the companies which comprised our peer group were Assisted Living Concepts, Inc., Brookdale Senior Living Inc., Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Assisted Living, Inc.

The Compensation Committee reviews publicly available information regarding the compensation arrangements offered by the companies in our peer group on an annual basis, and generally targets the total compensation for our named executive officers to be comparable to the total compensation paid to executive officers with comparable duties and responsibilities at the companies in our peer group. Variations to this objective may occur as dictated by the experience level of an individual and market factors. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation which are available to our named executive officers, in light of the objectives which we have identified for our executive compensation program.

Industry Surveys.  The Compensation Committee typically reviews information compiled by third parties including, but not limited to, Mercer Human Resource Consulting, Salary.Com, Inc., Towers Perrin’s 2008 Global Compensation Planning Report, and Southern Methodist University’s Cox School of Business, with respect to the executive compensation practices of other public companies in the senior living industry in order to assist it in determining the percentage range within which the base salary for our named executive officers for the upcoming year may increase from that paid to such individuals in the preceding year. For a more detailed description of the process by which the Compensation Committee determines the increases in base salaries for our named executive officers, please read “Forms of Compensation — Base Salary” below.

Other Factors.  Key factors which also affect the Compensation Committees’ judgment with respect to our executive compensation program include our financial performance, to the extent that it may be fairly attributed or related to the performance of a particular named executive officer, as well as the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors including, but not limited to, the business conditions within the senior living industry as well as our long-term strategic direction and goals. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	performance bonuses, which are paid in cash;

•	long-term incentive awards;

•	severance arrangements; and

•	limited personal benefits, including perquisites.

Base Salary.  The base salary for our named executive officers is established pursuant to the terms of each such individual’s employment agreement, and is subject to an annual increase. Such base salaries are paid in cash and are intended to reward our named executive officers for their performance during the fiscal year relative to their authority and responsibilities in their respective positions with us.

In the fourth quarter of each year, the Compensation Committee typically establishes a percentage range within which the base salary for our named executive officers for the upcoming year may increase from the preceding year. In determining this percentage range, the Compensation Committee typically reviews information compiled by third parties including, but not limited to, Mercer Human Resource Consulting, Salary.Com, Inc., Towers Perrin’s 2008 Global Compensation Planning Report, and Southern Methodist University’s Cox School of Business, and generally targets the base salary of our named executive officers to be comparable to the base salaries paid to the members of management and executive officers with comparable duties and responsibilities at other public companies in the senior living industry. For 2008, the Compensation Committee set such percentage range at 3% — 4%.

At each quarterly meeting, the Compensation Committee typically reviews a list of those senior executives, including our named executive officers, whose employment agreements have anniversary dates arising in the upcoming quarter and authorizes the executive committee to approve base salary increases for each such individual in its discretion within such percentage range based in part upon the results of an annual performance and compensation review conducted by the supervisor of each such individual or, in the case of our Chief Executive Officer, by the executive committee. Each annual performance and compensation review takes place at the same quarterly meeting of the Compensation Committee at which it was authorized. In exercising its discretion, the executive committee typically considers each such individual’s historical performance in his or her position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such individual’s sphere of influence.

In the event that the executive committee, following such evaluation, determines that the amount of any increase to the base salary of any such individual should be either greater than or less than the increase permitted by the percentage range, then the executive committee informs the Compensation Committee of its recommendation. Then, the Compensation Committee ultimately determines the amount of the increase based upon both the recommendations of the executive committee as well as its review of publicly-available information with respect to the base salaries paid to executives with comparable duties and responsibilities at the companies in our peer group. Any increase to the base salary of any such individual is typically effective as of the beginning of the pay period immediately following the anniversary date of such individual’s employment agreement.

The Compensation Committee believes that the supervisors are the most appropriate individuals to conduct the annual performance and compensation reviews by virtue of their role in overseeing the day-to-day performance of our senior executives, other than our Chief Executive Officer. The Compensation Committee believes that the members of the executive committee are the most appropriate individuals to ultimately determine the amount of the annual base salary increases within the percentage range since each member occupies a position with us which provides the requisite knowledge and experience to properly evaluate the performance of our senior executives, including our named executive officers, in their respective positions with us and in the context of our overall performance. Whenever the executive committee considers an increase to the base salary of an individual member of the executive committee, such individual is not permitted to participate in the deliberations of the executive committee relating to an increase in such individual’s base salary.

For a description of the base salaries paid to our named executive officers for 2008, please refer to the Summary Compensation Table on page 24 of this proxy statement.

Cash Performance Bonus.  Bonuses are typically awarded to our named executive officers, other than Mr. Brickman, annually pursuant to the Incentive Compensation Plan, which was implemented in 1999. The purpose of the Incentive Compensation Plan is to assist us in employing and retaining our named executive officers by providing them with a competitive compensation opportunity based upon the achievement of specified performance objectives which the Compensation Committee has identified as bearing a direct relation to the accomplishment of our business plan for the applicable year.

Under the Incentive Compensation Plan, cash performance bonuses are typically targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are typically established by the Compensation Committee based upon its review of publicly-available information with respect to similar programs offered by the companies in our peer group. For 2008, such percentages were established at 100% for our Chief Executive Officer and 75% for our other eligible named executive officers. The Compensation Committee determined that the target cash performance bonus opportunity for our Chief Executive Officer should represent a higher percentage of his base salary than that of the other eligible named executive officers based upon (i) a review of publicly available information regarding similar programs offered by the companies in our peer group, and (ii) its belief that our Chief Executive Officer, by virtue of his position with us, is in a position to exert a more significant influence as compared to the other eligible named executive officers over a number of the factors upon which cash performance bonuses under the Incentive Compensation Plan are contingent.

Typically, of the maximum cash performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, pre-determined percentages of such amount are contingent upon:

•	our achievement of a target amount of quarterly earnings or loss per share of our common stock;

•	our achievement of a relative performance for our common stock on the NYSE over a period of time;

•	our achievement of certain corporate goals for the applicable year; and

•	the achievement by the eligible named executive officer of certain individual goals for the corresponding year within such named executive officer’s sphere of influence.

During the first quarter of each year, our executive committee typically makes recommendations to the Compensation Committee regarding the percentage allocations to be made among the above-described categories for the year based upon its determinations as to the relative importance which the goals in each such category bear to the goals in the other categories with respect to the achievement of our business plan for the applicable year. In addition, for each category which contains multiple goals, our executive committee also typically makes recommendations to the Compensation Committee regarding the percentage allocations among the goals within each such category based upon its determinations as to the relative importance which the goals in each such category bear to the other goal(s) in such category with respect to the achievement of our business plan for the applicable year. The Compensation Committee typically relies upon such recommendations from our executive committee due to the fact that the members of our executive committee are primarily responsible for the establishment of our business plan each year.

By approving the Incentive Compensation Plan in the first quarter of each year, the Compensation Committee and our executive committee may examine the performance of each of our eligible named executive officers during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine the financial performance targets for the new fiscal year based in part upon the previous year’s performance.

The Compensation Committee typically meets quarterly to determine, among other things, whether cash performance bonuses are to be paid under the Incentive Compensation Plan to any of our named executive officers based upon our achievement, or any named executive officer’s achievement, as applicable, of any element of the Incentive Compensation Plan during the previous quarter. The payment of cash performance bonuses, if any, to the named executive officers is normally made, subject to payroll taxes and tax withholdings, in the pay period immediately following the date of such determination by the Compensation Committee.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the cash performance bonus opportunity for our named executive officers should be dependent on measures which are traditionally reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer to the achievement of elements of our business plan which are within such individual’s sphere of influence. When the Incentive Compensation Plan was implemented in 1999, the Compensation Committee selected the categories of goals listed above, each of which is discussed in greater detail below, based on publicly-available information with respect to similar programs utilized by the companies in our peer group, as well as upon its belief that each such category contains measures which typically bear a direct relation to the achievement of our business plan each year. When the Compensation Committee meets in the first quarter of each year to approve the Incentive Compensation Plan for that year, it typically reviews publicly-available information with respect to similar programs utilized by the companies in our peer group to determine whether adjustments should be made to the structure of the Incentive Compensation Plan, in light of the objectives which the Compensation Committee has established for our executive compensation program.

Earnings or Loss Per Share.  Of the maximum cash performance bonus amount that an individual named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of a target amount of earnings or loss per share of our common stock for each quarter of the applicable year. At the beginning of each year, our senior management and the Board of Directors collaborate to establish earnings or loss per share estimates for our common stock for each quarter of such year. In setting the target amounts of earnings or loss per share of our common stock, our senior management and the Board of Directors typically review our budgets and financial projections for each quarter. Under the Incentive Compensation Plan, the Compensation Committee has the ability to review quarterly target amounts during the year and make adjustments to them in its discretion as it determines to be appropriate to respond to changes which affect general market conditions, or our business in particular, such as changes in interest rates, the acquisition or disposition of assets by us, changes in our business philosophy and overall trends in the economy. The Compensation Committee also takes into consideration external events which may influence the earnings or loss per share for our common stock in a manner that is not necessarily indicative of our performance or that of our named executive officers.

Under the Incentive Compensation Plan for 2008, our eligible named executive officers were entitled to receive a cash performance bonus equal to 33% (44% for our Chief Executive Officer) of their base salary paid during the applicable quarter if the actual earnings or loss per share for our common stock was equal to or greater than the internal target which we established for purposes of the Incentive Compensation Plan for 2008. The internal target earnings or loss per share for our common stock, excluding non-cash, stock-based compensation, which we established for the Incentive Compensation Plan for 2008 were $0.05 for the first quarter, $0.05 for the second quarter, $0.06 for the third quarter, and $0.07 for the fourth quarter.

Stock Price.  Of the maximum cash performance bonus amount that an individual named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of a relative performance for our common stock on the NYSE. In the event that the average closing price for our common stock on the NYSE for the last 10 trading days of the preceding calendar quarter is less than the average closing price for our common stock on the NYSE for the last 10 trading days of the applicable quarter, then the stock price goal is typically determined by comparing the average closing price for our common stock on the NYSE for the last 10 days of the applicable quarter to the average closing price for common stock of the companies in our peer group on their applicable markets. Under this scenario, the stock price goal for the Incentive Compensation Plan is typically achieved on a proportionate basis based on a percentage increase in our stock price ranging from 75% to 125% of the stock price of our peer group, and 100% achieved on the percentage increase in our stock price equal to or greater than 125% of the percentage increase for the stock price of the companies in our peer group.

In the event that the average closing price for our common stock for the last 10 trading days of the preceding calendar quarter is greater than average closing price for our common stock for the last 10 trading days of the applicable quarter, then 25% of the stock price goal is typically determined in the Compensation Committee’s discretion, taking into consideration changes in the overall equity markets, healthcare sector, particular peer group circumstances, the acquisition or disposition of assets by us, change in our business philosophy and overall trends in the economy. Under this scenario, the remaining 75% is typically achieved on a proportionate basis based on a percentage decrease in our stock price ranging from 125% to 75% of the percentage decrease in the stock price of our peer group, and 100% achieved on a percentage decrease in our stock price equal to or less than 75% of percentage decrease in the stock price of the peer group. In the event that the peer group percentage is an increase, then 75% of the stock price goal is typically determined in the Compensation Committee’s discretion based on the factors described above.

Under the Incentive Compensation Plan for 2008, our eligible named executive officers were entitled to receive a cash performance bonus equal to a maximum of 2.5% (3.25% for our Chief Executive Officer) per quarter of their base salary for the year based upon the achievement of our stock price goals described above.

Corporate Goals.  Of the maximum cash performance bonus amount that an individual named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of certain objectively verifiable measures for our performance for the applicable year. These corporate goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our executive committee regarding certain initiatives and the corresponding measures therefor which our executive committee believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct corporate goals are established and of the percentage of the maximum cash performance bonus amount that is contingent on the achievement of such corporate goals, varying percentages of such amount are allocated by the Compensation Committee to each corporate goal.

Under the Incentive Compensation Plan for 2008, our eligible named executive officers were entitled to receive a cash performance bonus equal to a maximum of 17% (23% for our Chief Executive Officer) of their base salary for the year based upon our achievement of three distinct corporate goals. First, of that maximum percentage, 7% (9.67% for our Chief Executive Officer) was related to the acquisition by us, or by joint ventures in which we participated, of senior living projects. Of that 7% (9.67% for our Chief Executive Officer), 33% was realizable in the event that we acquired $50 million of projects, 66% was realizable in the event that we acquired $75 million of projects, and 100% was realizable in the event that we acquired $100 million or more of projects. In this context, acquisitions also included long-term management contracts and leases secured by us, or by joint ventures in which we participated, if we obtained a management agreement or lease with a term of three or more years for the senior living project and such management contracts or leases were converted to an equivalent project fair market value using prevailing capitalization rates.

Second, of that maximum percentage, 5% (6.67% for our Chief Executive Officer) was related to expansions with construction started in 2008 and conversions if a license to operate was received or was commenced in 2008. Of that 5% (6.67% for our Chief Executive Officer), 33% was realizable upon achievement of one expansion and two conversions, 66% upon two expansions and four conversions and 100% upon three expansions and six or more conversions.

Third, of that maximum percentage, 5% (6.66% for our Chief Executive Officer) was related to implementing a home health care program. The goal would be achieved if the Company (i) starts a home health care program in 2008 for its residents or non-residents, or (ii) enters a joint venture in 2008 with a third party to provide the same services as described in (i) or (iii) acquires a third party company in 2008 that provides the same services as described in (i).

Individual Goals.  Of the maximum cash performance bonus amount that an individual named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on the achievement by the eligible named executive officer of certain objectively verifiable individual goals for the corresponding year within such named executive officer’s sphere of influence. These individual goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our executive committee regarding certain initiatives and the corresponding measures therefor which our executive committee believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct individual goals are established for each eligible named executive officer and of the percentage of the maximum cash performance bonus amount that is contingent on the achievement of such individual goals, varying percentages of such amount are allocated by the Compensation Committee based upon the recommendations of our executive committee to each individual goal.

Under the Incentive Compensation Plan for 2008, our eligible named executive officers were entitled to receive a cash performance bonus equal to a maximum of 15% (20% for our Chief Executive Officer) of their base salary for the year based upon the achievement of such individual goals.

Mr. Brickman does not participate in the Incentive Compensation Plan, but the Compensation Committee has retained the ability to award an annual cash performance bonus to Mr. Brickman in its discretion pursuant to the terms of his employment agreement. The determination as to whether Mr. Brickman will receive a cash performance bonus with respect to a particular year is typically made by the Compensation Committee in the fourth quarter of the applicable year. In determining whether Mr. Brickman is entitled to receive a cash performance bonus and if so, in what amount, the Compensation Committee typically reviews our financial performance for the relevant fiscal year, Mr. Brickman’s past performance, total cash compensation necessary to retain top executive talent, and the budget for our legal department. The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method by which to determine the cash performance bonus which Mr. Brickman is entitled to receive each year, since the Incentive Compensation Plan has historically been heavily dependent upon measures which are related to the achievement of our business plan. The Compensation Committee does not believe that, in his capacity as our Vice President — General Counsel, Mr. Brickman is in a position to influence the achievement of our business plan each year in the same manner as our other named executive officers.

For a description of the cash performance bonuses paid to our named executive officers for 2008, please refer to the Summary Compensation Table on page 24 of this proxy statement.

Long-Term Incentives.  On May 8, 2007, the date of the 2007 Annual Stockholders Meeting, the stockholders approved the 2007 Stock Incentive Plan, which we refer to as the “2007 Stock Incentive Plan.” Upon approval of the 2007 Stock Incentive Plan, the 1997 Stock Incentive Plan terminated and no additional awards will be granted under that plan. Awards granted thereunder may be made at such times and upon such vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted share awards, stock appreciation rights, or SARs, cash awards and performance-based equity and cash awards. Pursuant to the terms of the 2007 Stock Incentive Plan, the Chief Executive Officer and each of the four highest paid employees as of December 31, 2008 are not eligible to receive awards under the 2007 Stock Option Plan in any fiscal year exceeding 100,000 shares.

The Compensation Committee has historically granted long-term incentive awards to our named executive officers on a case-by-case basis in connection with certain events which it determined have positively impacted our performance and/or increased stockholder value, and which it determined were substantially attributable to the performance of an individual named executive officer in his or her position with us. The Compensation Committee has also historically granted long-term incentive awards to our named executive officers in connection with events which have increased the number of outstanding shares of our common stock, so that our named executive officers maintained a relatively proportionate ownership interest in our equity after giving effect to such event as existed before such event. We did not grant any long-term incentive awards to our named executive officers during 2008.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:

•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;

•	its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our executive committee;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;

•	the amount of equity held by each named executive officer; and

•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.

Severance Arrangements.  We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits to be paid upon the happening of certain events. Our employment agreements with Messrs. Brickman, Cohen, and Johannessen were each entered into in connection with our initial public offering in 1997. Leading up to our initial public offering, our Board of Directors, based upon input received from our legal counsel and legal counsel for our underwriters, determined that it was in our best interests to implement a company-wide severance plan structure, whereby severance benefits would be paid in certain events to members of our executive and senior management, including such named executive officers. Accordingly, our Board of Directors relied in large part upon both input received from such legal counsel as well as publicly-available information with respect to the severance practices of similarly-situated public companies in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation under our severance plan structure.

Upon the commencement of his employment with us in 1999, we entered into an employment agreement with Mr. Beattie. In the course of negotiating Mr. Beattie’s employment agreement, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation in the event that Mr. Beattie’s employment with us is severed. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.

The Compensation Committee believes that such severance benefits advance the objectives which the Compensation Committee has identified for our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to the achievement of our business objectives.

In addition, the Compensation Committee believes that the formalization of our severance practices benefits us by providing certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed.

Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments to which each named executive officer would be entitled to receive on the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements which apply to our named executive officers, you should read the narrative discussion on page 30 of this proxy statement.

Perquisites and Other Personal Benefits.  Our named executive officers are eligible to participate in certain benefit plans generally available to all of our employees. The benefits available are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance.

In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which represents the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, up to an amount not to exceed 2% of the named executive officer’s base salary. In establishing the amount of cash contributions made by our named executive officers to the 401(k) plan which we will match, we rely on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. During 2008, Messrs. Cohen and Stroud received an automobile allowance of approximately $500 per month and $300 per month, respectively.

The Compensation Committee has determined to offer the above-described perquisites and other personal benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other personal benefits in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such perquisites and other personal benefits which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded. For a description of the perquisites and other personal benefits received by our named executive officers during 2008, please refer to the Summary Compensation Table on page 24 of this proxy statement.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2008. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2009 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

Compensation Committee

Craig F. Hartberg
Peter L. Martin
James A. Moore

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2008, 2007 and 2006. The table specifically identifies the dollar value of compensation related to 2008, 2007 and 2006 earned by such named executive officers in the form of:

•	base salary, which is paid in cash;

•	cash performance bonus, with respect to Mr. Brickman;

•	non-equity incentive plan compensation, listing the aggregate dollar value of awards earned by our named executive officers under our Incentive Compensation Plan for 2008, 2007 and 2006, and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan.

Other than Mr. Brickman, our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2008, 2007 and 2006. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation,” represent cash performance bonus awards earned by our named executive officers for 2008, 2007 and 2006 pursuant to our Incentive Compensation Plan.

Based on the base salaries of our named executive officers for 2008, “Salary” accounted for approximately 57%, 33%, 53%, 59% and 71% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2008 or otherwise, accounted for approximately 25%, 11%, 20%, 28% and 16% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively. Based on the base salaries of our named executive officers for 2007, “Salary” accounted for approximately 53%, 71%, 49%, 57% and 69% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2007 or otherwise, accounted for approximately 29%, 27%, 25%, 30% and 18% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively. Based on the base salaries of our named executive officers for 2006, “Salary” accounted for approximately 56%, 63%, 62%, 62% and 78% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2006 or otherwise, accounted for approximately 44%, 35%, 36%, 36% and 21% of the total compensation of Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman, respectively. Because the value of the stock awards as reflected in the Summary Compensation Table are based on the Statement of Financial Accounting Standards No. 123 (revised) “Share Based Payments” (“FAS 123R”) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan		All Other
		Salary	Bonus	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)		($)

Lawrence A. Cohen,	2008	$422,173	—	$129,916	$189,053	(3)	$6,000	(2)	$747,142
Vice Chairman of the	2007	$405,275	—	$129,561	$219,363	(4)	$6,000	(2)	$760,199
Board and Chief Executive Officer	2006	$390,323	—	$129,561	$302,345	(5)	—		$822,229
James A. Stroud,	2008	$351,811	—	—	$118,742	(6)	$579,844	(7)	$1,050,397
Chairman of the Board	2007	$337,729	—	—	$131,697	(8)	$11,844	(2)	$481,270
	2006	$325,269	—	—	$183,001	(9)	$8,062	(2)	$516,332
Keith N. Johannessen,	2008	$269,360	—	$129,961	$103,451	(10)	$7,750		$510,476
President and Chief	2007	$258,578	—	$129,561	$130,148	(11)	$7,750		$526,037
Operating Officer	2006	$249,038	—	$129,561	$146,218	(12)	$7,500		$532,317
Ralph A. Beattie,	2008	$251,481	—	$49,968	$119,509	(13)	$7,020		$427,977
Executive Vice President	2007	$241,415	—	$49,831	$122,493	(14)	$4,836		$418,575
and Chief Financial Officer	2006	$232,509	—	$49,831	$132,821	(15)	$7,568		$422,729
David R. Brickman,	2008	$196,506	$45,000	$29,981	—		$3,930		$275,417
Vice President — General	2007	$189,026	$50,000	$29,899	—		$3,781		$272,706
Counsel and Secretary	2006	$182,119	$48,000	$29,899	—		$3,642		$263,660

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years 2008, 2007 and 2006, in accordance with FAS 123R, of awards of restricted stock and reflects amounts from awards granted prior to 2008, 2007 and 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2009.

(2)	The amounts in this column reflects auto allowances and annual contributions or other allocations by us to our 401(k) plan.

(3)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 100% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for the first and second quarters of fiscal 2008, Mr. Cohen earned $45,380 and $45,985, respectively for such quarters. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Cohen earned $13,408 and $13,944 respectively for such quarters, or a total of 6.5% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Cohen $3,486 and $7,294, respectively for such quarters, or a total of 2.5% of his base salary. Although we did not achieve our goal for the target amount of earnings or loss per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Cohen $39,329 and $20,227, respectively for such quarters, or 13.9% of his base salary.

(4)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 100% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for each quarter of fiscal 2007, Mr. Cohen earned $43,634, $44,216, $45,380 and $46,040, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Cohen achieved his individual goals for 2007 related to our equity development, the Compensation Committee determined it appropriate to award Mr. Cohen $9,199, or 2.3% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Cohen earned $12,892, $4,398 and $13,603 respectively, or a total of 7.6% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(5)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2006. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2006 was established at 100% of his base salary, which was increased during the third quarter of 2006 from $381,423 to $396,680. Since we achieved the target amount of earnings or loss per share of our common stock for the first, third and fourth quarters of fiscal 2006, Mr. Cohen earned $41,957, $43,635 and $43,635, or 11% of his base salary paid during the first, third and fourth quarter, respectively. Although we did not achieve the target amount of earnings per share of our common stock in the third quarter of fiscal 2006, the Compensation Committee determined it appropriate to award Mr. Cohen $29,761, or 7.8% of his base salary, for such quarter. Since we achieved our corporate acquisition goal for 2006, Mr. Cohen earned $38,359, or 9.67% of his base salary. Since we achieved our corporate cash earnings per share goal for our common stock for 2006, Mr. Cohen earned $26,419, or 6.66% of his base salary. Since we achieved our sites for development goal with respect to two sites during 2006, Mr. Cohen earned $8,727, or 2.2% of his base salary. Since Mr. Cohen achieved his individual goals for 2006 related to our acquisition program and achieved 2/3 of his individual goal for 2006 related to sale/leaseback transactions, the Compensation Committee determined it appropriate to award Mr. Cohen $69,852, or 17.78% of his base salary. Since we did not achieve our goals for the relative performance of the price of our common stock for 2006, this amount does not reflect any payments based upon our achievement of such measure.

(6)	This amount reflects Mr. Stroud’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Stroud’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for the first and second quarters of fiscal 2008, Mr. Stroud earned $28,363 and $28,741, respectively for such quarters. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Stroud earned $8,595 and $8,939, respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Stroud $2,235 and $4,648, respectively for such quarters, or a total of 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings or loss per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Stroud $24,581 and $12,642, respectively for such quarters, or 10.4% of his base salary.

(7)	The amount in this column reflects $3,600 in auto allowances, $8,249 in annual contributions or other allocations by us to our 401(k) plan, $550,991 in payments made pursuant to Mr. Stroud’s severance agreement and $17,004 in payments of Mr. Stoud’s legal expenses pursuant to the terms of his severance agreement.

(8)	This amount reflects Mr. Stroud’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Stroud’s target cash performance bonus under our Incentive Compensation Plan for 2007 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for each quarter of fiscal 2007, Mr. Stroud earned $27,271, $27,635, $28,362 and $28,659, respectively for the first, second, third and fourth quarter of fiscal 2007. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Stroud earned $8,264, $2,819 and $8,684, respectively, or a total of 5.9% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(9)	This amount reflects Mr. Stroud’s cash performance bonus pursuant to our Incentive Compensation Plan for 2006. Mr. Stroud’s target cash performance bonus under our Incentive Compensation Plan for 2006 was established at 75% of his base salary, which was increased during the third quarter of 2006 from $317,852 to $330,566. Since we achieved the target amount of earnings or loss per share of our common stock for the first, third and fourth quarters of fiscal 2006, Mr. Stroud earned $26,223, $27,272 and $27,272 or 8.25% of his base salary, for the first, third and fourth quarter, respectively. Although we did not achieve the target amount of earnings per share of our common stock in the second quarter of fiscal 2006, the Compensation Committee determined it appropriate to award Mr. Stroud $18,601, or 5.85% of his base salary, for such quarter. Since we achieved our corporate acquisition goal for 2006, Mr. Stroud earned $23,140, or 7% of his base salary. Since we achieved our corporate cash earnings per share goal for our common stock for 2006, Mr. Stroud earned $16,528, or 5% of his base salary. Since we achieved our sites for development goal with respect to two sites during 2006, Mr. Stroud earned $5,454, or 1.65% of his base salary. Since Mr. Stroud achieved his individual goal for 2006 related to our acquisition program and achieved 1/3 of his individual goal for 2006 related to our site acquisition program, the Compensation Committee determined it appropriate to award Mr. Stroud $38,511, or 11.65% of his base salary. Since we did not achieve our goals for the relative performance of the price of our common stock for 2006, this amount does not reflect any payments based upon such measure.

(10)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for the first and second quarters of fiscal 2008, Mr. Johannessen earned $21,716 and $22,005, respectively for such quarters. Since Mr. Johannessen achieved his individual goals for 2008 related to measures of our net operating income and resident satisfaction, the Compensation Committee determined it appropriate to award Mr. Johannessen $12,538, or 4.6% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Johannessen earned $6,580 and $6,844, respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Johannessen $1,711 and $3,559, respectively for such quarters, or a total of 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings or loss per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Johannessen $18,820 and $9,679, respectively for such quarters, or 10.4% of his base salary.

(11)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2007 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for each quarter of fiscal 2007, Mr. Johannessen earned $20,880, $21,158, $21,715 and $21,715, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Johannessen achieved his individual goals for 2007 related to measures of our net operating income and resident satisfaction, the Compensation Committee determined it appropriate to award Mr. Johannessen $29,612.06, or 11.5% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Johannessen earned $6,327, $2,158 and $6,580, respectively, or a total of 5.8% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(12)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2006. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2006 was established at 75% of his base salary, which was increased during the second quarter of 2006 from $243,360 to $253,094. Since we achieved the target amount of earnings or loss per share of our common stock for the first, third and fourth quarters of fiscal 2006, Mr. Johannessen earned $20,077, $20,880 and $20,880, or 8.25% of his base salary, for the first, third and fourth quarter, respectively. Although we did not achieve the target amount of earnings per share of our common stock in the second quarter of fiscal 2006, the Compensation Committee determined it appropriate to award Mr. Johannessen $14,241, or 5.85% of his base salary, for such quarter. Since we achieved our corporate acquisition goal for 2006, Mr. Johannessen earned $17,717, or 7% of his base salary. Since we achieved our corporate cash earnings per share goal for our common stock for 2006, Mr. Johannessen earned $12,655, or 5% of his base salary. Since we achieved our sites for development goal with respect to two sites during 2006, Mr. Johannessen earned $4,176, or 1.65% of his base salary. Since Mr. Johannessen achieved each of his individual goals for 2006, which related to measures of our net operating income, resident satisfaction and group purchasing and ancillary programs,

Mr. Johannessen earned $35,591, or 14.06% of his base salary. Since we did not achieve our goals for the relative performance of the price of our common stock for 2006, this amount does not reflect any payments based upon such measure.

(13)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for the first and second quarters of fiscal 2008, Mr. Beattie earned $20,274 and $20,544, respectively for such quarters. Since Mr. Beattie achieved his individual goals for 2008 related to measures of our corporate expenses, systems implementation and satisfaction, and property taxes, the Compensation Committee determined it appropriate to award Mr. Beattie $34,630, or 13.75% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Beattie earned $6,144 and $6,389 respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Beattie $1,597 and $3,323, respectively for such quarters, or 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings or loss per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Beattie $17,571 and $9,036, respectively for such quarters, or 10.4% of his base salary.

(14)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2007. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2007 was established at 75% of his base salary. Since we achieved the target amount of earnings or loss per share of our common stock for each quarter of fiscal 2007, Mr. Beattie earned $19,494, $19,754, $20,274 and $20,274, respectively for the first, second, third and fourth quarter of fiscal 2007. Since Mr. Beattie achieved his individual goals for 2007 related to investor conferences and system implementation, the Compensation Committee determined it appropriate to award Mr. Beattie $28,626, or 11.9% of his base salary. Since we achieved our goals for the performance of our common stock for the first, third and fourth quarters of fiscal 2007, Mr. Beattie earned $5,907, $2,015 and $6,143 respectively, or a total of 5.3% of his base salary. Since we did not achieve our goal for the relative performance of the price of our common stock for the second quarter of 2007, this amount does not reflect any payments based upon our achievement of such measure.

(15)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2006. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2006 was established at 75% of his base salary, which was increased during the second quarter of 2006 from $227,207 to $236,295. Since we achieved the target amount of earnings or loss per share of our common stock for the first, third and fourth quarters of fiscal 2006, Mr. Beattie earned $18,745, $19,494 and $19,494 or 8.25% of his base salary, for the first, third and fourth quarter, respectively. Although we did not achieve the target amount of earnings per share of our common stock in the second quarter of fiscal 2006, the Compensation Committee determined it appropriate to award Mr. Beattie $13,296, or 5.85% of his base salary, for such quarter. Since we achieved our corporate acquisition goal for 2006, Mr. Beattie earned $16,541, or 7% of his base salary. Since we achieved our corporate cash earnings per share goal for our common stock for 2006, Mr. Beattie earned $11,815, or 5% of his base salary. Since we achieved our sites for development goal with respect to two sites during 2006, Mr. Beattie earned $3,899, or 1.65% of his base salary. Since Mr. Beattie achieved his individual goal for 2006 related to our insurance renewals and property taxes, and achieved 50% of his individual goal for 2006 related to our corporate expenses, the Compensation Committee determined it appropriate to award Mr. Beattie $29,537, or 12.5% of his base salary. Since we did not achieve our goals for the relative performance of the price of our common stock for 2006, this amount does not reflect any payments based upon such measure.

Employment Agreements

We entered into an employment agreement with Mr. Cohen in November 1996 which was subsequently amended in May 1999, August 2002, January 2003, and February 2004. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $300,000, subject to annual adjustments, (ii) a bonus of not less than 33% of his base salary in the event certain performance measures are met as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Stroud in May 1997 which was subsequently amended in March and May 1999, November 2000, and January 2003. Mr. Stroud’s employment agreement was for a term of four years and automatically extended for a three-year term on a consecutive basis, and his compensation thereunder generally consisted of (i) a minimum base salary of $250,000, subject to annual adjustments, (ii) an annual bonus of not less than 33% of his base salary as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

Mr. Stroud resigned as the Chairman of the Company and his employment agreement terminated effective December 31, 2008. In connection with his resignation, Mr. Stroud and the Company entered into a severance agreement dated December 12, 2008, pursuant to which Mr. Stroud received (i) a cash payment in the amount of $500,000, (ii) payments in the amount of $50,990 earned by Mr. Stroud under existing arrangements for the 2008 fiscal year, and (iii) reimbursement of Mr. Stroud’s reasonable attorneys’ fees incurred in connection with the severance agreement. The severance agreement provides that for so long as Mr. Stroud is a member of the Board of Directors (and for thirty (30) days after termination of his service as a director), we will maintain Mr. Stroud’s existing executive office, provide administrative support and reimburse Mr. Stroud’s reasonable and necessary business expenses incurred in representing the Company at the National Investment Center and American Senior Housing Association meetings. Under the severance agreement, we will also, for a period of eighteen (18) months, either (i) continue to provide Mr. Stroud with health care benefits, as generally provided to the Company’s senior executive officers, or (ii) pay Mr. Stroud’s premiums under the Consolidated Omnibus Budget Reconciliation Act. Additionally, the severance agreement grants certain registration rights to Mr. Stroud and we agree to indemnify Mr. Stroud for certain liabilities in connection with his service as an officer of the Company.

We entered into an employment agreement with Mr. Johannessen in November 1996 which was subsequently amended in June 1999 and January 2003. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $180,000, subject to annual adjustments, (ii) a bonus of not less than 33% of his base salary as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Beattie in May 1999 which was subsequently amended in January 2003. Mr. Beattie’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $180,000, subject to annual adjustments, (ii) an annual bonus of not less than 33% of his base salary as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Brickman in December 1996 which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement.

In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to each such named executive officer upon the occurrence of certain events which result in his employment with us being terminated, including upon a “fundamental change” of us. Included in each employment agreement is a covenant of the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a detailed description of the severance provisions contained in the employment agreements, please refer to the narrative discussion beginning on page 30 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
								Equity
	Option Awards							Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)	(#)	($)

Lawrence A. Cohen	100,000	—	—	$6.30	12/3/2013	—	—	—	—
	88,000	—	—	$1.80	9/21/2011	21,450	$63,921 (2)	—	—
	34,409	—	—	$3.63	2/15/2010	—	—	—	—
James A. Stroud	34,409	—	—	$3.63	2/15/2010	—	—	—	—
	100,000	—	—	$7.06	3/31/2009	—	—	—	—
Keith N. Johannessen	56,540	—	—	$6.30	12/3/2013	—	—	—	—
	60,000	—	—	$1.80	9/21/2011	21,450	$63,921 (2)	—	—
	23,656	—	—	$3.63	2/15/2010	—	—	—	—
Ralph A. Beattie	43,010	—	—	$3.63	2/15/2010	8,250	$24,585 (2)	—	—
David R. Brickman	41,120	—	—	$6.30	12/3/2013	—	—	—	—
	24,000	—	—	$1.80	9/21/2011	—	—	—	—
	17,204	—	—	$3.63	2/15/2010	4,950	$14,751 (2)	—	—

(1)	The shares of restricted stock reflected in this column were granted on July 1, 2005 pursuant to the 1997 Stock Incentive Plan and vest on January 1, 2009.

(2)	Calculated by reference to the closing price for shares of our common stock on the New York Stock Exchange on December 31, 2008, which was $2.98.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

As previously discussed, we have entered into an employment agreement with each of our named executive officers which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. In addition, each employment agreement contains a non-competition provision. Certain of the employment agreements which we have entered into with our named executive officers contain provisions with respect to severance benefits and covenants not to compete which are substantially identical to those contained in an employment agreement which we have entered into with another of our named executive officers. Accordingly, the following discussion is separated into sections, with a separate section for each grouping of our named executive officers who have entered into employment agreements with us which contain substantially identical terms with respect to severance benefits and non-competition.

In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.

Lawrence A. Cohen

Termination Not in Conjunction with a Fundamental Change.  If we terminate the employment of Mr. Cohen because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntary resigns for “good reason,” then Mr. Cohen will be entitled to:

•	receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Cohen shall be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution or change in the duties, base salary or annual bonus at the rate paid during the past twelve (12) months of Mr. Cohen, which is not part of an overall diminution or change for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.

If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.  If the employment of Mr. Cohen is terminated in conjunction with a “fundamental change” of us, Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.

Pursuant to his employment agreement, the term “fundamental change” generally means:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•	the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition.  Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, the ownership by Mr. Cohen of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.

Keith N. Johannessen and Ralph A. Beattie

Termination Not in Conjunction with a Fundamental Change.  If we terminate the employment of Mr. Johannessen or Mr. Beattie because of death or disability or for any reason other than for “cause,” or if

Mr. Johannessen or Mr. Beattie voluntary resigns for “good reason,” then Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to:

•	receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

If the employment of Mr. Johannessen or Mr. Beattie is terminated for any other reason, then we are to promptly pay Mr. Johannessen or Mr. Beattie, as applicable, his base salary and annual bonus paid in the past 12 months up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.  If the employment of Mr. Johannessen or Mr. Beattie is terminated in conjunction with a “fundamental change” of us, Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that each will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination. Under their employment agreements, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.  Pursuant to their employment agreements, Mr. Johannessen and Mr. Beattie each agreed that for one year after termination of their employment and receipt of the last payment pursuant to their employment agreements, they will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Notwithstanding the foregoing, the ownership by Mr. Johannessen or Mr. Beattie of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted. In addition, pursuant to his employment agreement, if Mr. Johannessen’s employment with us is terminated “for cause” or he voluntarily resigns, he shall not be deemed to violate the foregoing restrictions if he accepts and works within the one year period at a position as an on-site administrator or on-site executive director at a nursing or retirement facility for a salary equal to or less than a comparable position at a comparable facility in the area.

David R. Brickman

If we terminate the employment of Mr. Brickman because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntary resigns for “good reason,” then Mr. Brickman will be entitled to:

•	receive his base salary and annual bonus paid during the past twelve month period for two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

If the employment of Mr. Brickman is terminated for any other reason, then we are to promptly pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.  Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. The ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market by either individual that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.

Severance Agreement

On December 12, 2008, we entered into a severance agreement in connection with Mr. Stroud’s resignation as Chairman of the Company effective as of December 31, 2008. Under the severance agreement Mr. Stroud received (i) a cash payment in the amount of $500,000, (ii) payments in the amount of $50,991 earned by Mr. Stroud under existing arrangements for the 2008 fiscal year, and (iii) reimbursement of Mr. Stroud’s reasonable attorneys’ fees incurred in connection with the severance agreement. The severance agreement provides that for so long as Mr. Stroud is a member of the Board of Directors (and for thirty (30) days after termination of his service as a director), we will maintain Mr. Stroud’s existing executive office, provide administrative support and reimburse Mr. Stroud’s reasonable and necessary business expenses incurred in representing the Company at the National Investment Center and American Senior Housing Association meetings. Under the severance agreement, we will also, for a period of eighteen (18) months, either (i) continue to provide Mr. Stroud with health care benefits, as generally provided to the Company’s senior executive officers, or (ii) pay Mr. Stroud’s premiums under the Consolidated Omnibus Budget Reconciliation Act. Additionally, the severance agreement grants certain registration rights to Mr. Stroud and we agree to indemnify Mr. Stroud for certain liabilities in connection with his service as an officer of the Company.

The 1997 Stock Incentive Plan

Although the 1997 Stock Incentive Plan was terminated on May 8, 2007, awards granted under the 1997 Stock Incentive Plan continue to be governed by the terms of the 1997 Stock Incentive Plan. Pursuant to the 1997 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:

•	all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” and

•	all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

If an award is so accelerated, the portion of the award which is accelerated is limited to that portion which can be accelerated without causing an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code, determined by taking into account all of the holder’s “parachute payments” determined under Section 280G of the Internal Revenue Code, all as reasonably determined by the Compensation Committee.

For purposes of the 1997 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•	the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

For purposes of the 1997 Stock Incentive Plan, a “potential change in control” means the first to occur of (i) the approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group of five percent or more of the combined voting power of our outstanding securities and the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan.

In addition, pursuant to the 1997 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”

Restricted Stock Award Agreements.  When Messrs. Cohen, Johannessen, Beattie and Brickman were awarded shares of restricted stock on July 1, 2005 under the 1997 Stock Incentive Plan, each of them entered into a restricted stock award agreement with us. Each agreement provides that, if, before the vesting date for the restricted shares (to the extent not previously vested), the individual’s employment with us is terminated for any reason, the restricted shares that have not previously vested shall, automatically and without notice, terminate and be permanently forfeited as of such date.

The 2007 Stock Incentive Plan

Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:

•	all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” but conditioned upon the occurrence of the “change in control,” and

•	all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•	the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

In addition, pursuant to the 2007 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”

Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination

Under the 1997 Stock Incentive Plan, in the event of a “change in control” or a “potential change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the 1997 Stock Incentive Plan, assuming that:

•	an event which constituted a “change in control” under the 1997 Stock Incentive Plan, as described above, was consummated on December 31, 2008, the last business day of fiscal year 2008, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan;

•	the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan, as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

Potential Realizable Value(1)

Lawrence A. Cohen	$167,761
James A. Stroud	—
Keith N. Johannessen	$134,721
Ralph A. Beattie	—
David R. Brickman	$43,071

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2008, which was $2.98. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2008 was $4.50, which was the highest price per share for our common stock on the New York Stock Exchange on November 5, 2008, the amounts payable to Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman would be $267,536, $29,936, $182,581, $37,419, and $79,767.

Payments Upon Termination Without a Fundamental Change or Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2008, the last business day of our fiscal 2008;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2008 has been fully paid to such named executive officer;

•	such termination was not in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement; and

•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options awarded pursuant to the 1997 Stock Incentive Plan and sold the underlying shares at the closing price for shares of our common stock on the New York Stock Exchange on December 31, 2008, the last business day of our fiscal 2008, which was $2.98.

			Exercise of	Total
	Cash Severance		Outstanding	Termination
	Payment ($)		Options ($)(1)	Benefits ($)

Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(2)	$1,318,789	(2)	$103,840	$1,422,629
• Termination for “cause”	—		—	—
James A. Stroud
• Termination by us because of Mr. Stroud’s disability or death or for any reason other than for “cause,” or termination by Mr. Stroud for “good reason”(2)	$990,273	(2)	—	$990,273
• Termination for “cause”	—		—	—
Keith N. Johannessen
• Termination by us because of Mr. Johannessen’s disability or death or for any reason other than for “cause,” or termination by Mr. Johannessen for “good reason”(3)	$808,336	(3)	$70,800	$879,136
• Termination for “cause”	—		—	—
Ralph A. Beattie
• Termination by us because of Mr. Beattie’s disability or death or for any reason other than for “cause,” or termination by Mr. Beattie for “good reason”	$814,421	(4)	—	$814,421
• Termination for “cause”	$31,161	(5)	—	$31,161
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”	$502,166	(6)	$28,320	$530,486
• Termination for “cause”	$19,154	(7)	—	$19,154

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2008, which was $2.98. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2008 was $4.50, which was the highest price per share for our common stock on the New York Stock Exchange on November 5, 2008, the amounts payable to Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman would be $1,586,325, $1,020,209, $990,917, $851,840, and $581,933.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for two years from December 31, 2008.

(3)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2008.

(4)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2008 and accrued vacation pay of $31,161 as of December 31, 2008.

(5)	Represents accrued vacation pay as of December 31, 2008.

(6)	Represents base salary and annual bonus for two years from December 31, 2008 and accrued vacation pay of $19,154 as of December 31, 2008.

(7)	Represented accrued vacation pay as of December 31, 2008.

Payments Upon Termination in Connection with a Fundamental Change and Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2008, the last business day of our fiscal 2008;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2008 has been fully paid to such named executive officer;

•	such termination was in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2008, the last business day of our fiscal 2008, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan;

•	the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

			Acceleration and
	Cash Severance		Cash-Out of Equity	Total Termination
	Payment ($)		Awards ($)(1)	Benefits ($)

Lawrence A. Cohen	$1,978,184	(2)	$167,761	$2,145,945
James A. Stroud	$1,485,410	(2)	—	$1,485,410
Keith N. Johannessen	$1,214,141	(3)	$134,721	$1,348,862
Ralph A. Beattie	$1,206,051	(4)	—	$1,206,051
David R. Brickman	$502,166	(5)	$43,071	$545,237

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the New York Stock Exchange on December 31, 2008, which was $2.98. Assuming that the Compensation

Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the New York Stock Exchange or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2008 was $4.50, which was the highest price per share for our common stock on the New York Stock Exchange on November 5, 2008, the amounts payable to Messrs. Cohen, Stroud, Johannessen, Beattie and Brickman would be $2,245,720, $1,515,346, $1,396,722, $1,243,470, and $581,933.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for three years from December 31, 2008.

(3)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2008.

(4)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2008 and accrued vacation pay of $31,161 as of December 31, 2008.

(5)	Represents base salary and annual bonus for two years from December 31, 2008 and accrued vacation pay of $19,154 as of December 29, 2008.

DIRECTOR COMPENSATION

	Fees Earned or	Stock Awards		Option Awards
Name	Paid in Cash ($)(1)	($)		($)	Total ($)

Lawrence A. Cohen(4)	—	—		—	—
Craig F. Hartberg	$46,000	$66,494	(2)	—	$112,494
Keith N. Johannessen(4)	—	—		—	—
Jill M. Krueger	$34,000	$66,494	(2)	—	$100,494
James A. Moore	$54,000	$66,494	(2)	—	$120,494
Victor W. Nee	$37,000	$66,494	(2)	—	$103,494
James A. Stroud(4)	—	—		—	—
Harvey I. Hanerfeld	$18,096	$12,889	(3)	—	$30,985
Peter L. Martin	$22,096	$12,889	(3)	—	$34,985

**	During 2008, we did not (i) award any non-equity incentive plan compensation to our directors, or (ii) maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents (i) the annual retainer of $15,000, payable annually, and (ii) compensation for attendance at all Board of Directors and committee meetings in 2008.

(2)	Represents 19,000 shares of restricted stock issued to non-employee directors under the 2007 Stock Incentive Plan on June 15, 2007, which vests in three installments of 33%, 33% and 34% on June 15, 2008, June 15, 2009 and June 15, 2010, respectively.

(3)	Represents 9,000 shares of restricted stock issued to non-employee directors under the 2007 Stock Incentive Plan on June 16, 2008, which vests in three installments of 33%, 33% and 34% on June 15, 2009, June 15, 2010 and June 15, 2011, respectively.

(4)	Messrs. Cohen, Johannessen and Stroud did not receive any compensation for their service as directors during 2008.

Narrative Discussion of Director Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Director Compensation Table.

Cash Compensation

For their services to us in 2008, our non-employee directors each received an annual retainer of $15,000, which was paid on May 15, 2008, the date of the 2008 Annual Meeting of Stockholders. Additionally, during 2008, our non-employee directors each received $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting attended and were reimbursed for their expenses in attending such meetings. During 2008, the Chairpersons of each committee did not receive any additional compensation for serving in such position. Messrs. Cohen, Johannessen and Stroud did not receive any compensation for serving as members of the Board of Directors during 2008. In 2009, our non-employee directors will generally be entitled to the same cash compensation to which each was entitled during 2008.

Equity Compensation

Pursuant to the terms of the 2007 Stock Incentive Plan, on June 15, 2007 each of our non-employee directors (other than Messrs. Hanerfeld and Martin) were granted 19,000 shares of restricted stock for their services as a director. The restricted stock vests in three installments of 33%, 33% and 34% on June 15, 2008, June 15, 2009 and June 15, 2010, respectively. In connection with the election of Messrs. Hanerfeld and Martin to the board in March 2008, each of Messrs. Hanerfeld and Martin were granted 9,000 shares of restricted stock under the 2007 Stock Incentive Plan on June 16, 2008, which vests in three installments of 33%, 33% and 34% on June 15, 2009, June 15, 2010 and June 15, 2011, respectively. Messrs. Cohen, Johannessen and Stroud were not granted any restricted shares for their services as a director during 2008.

The shares of restricted stock granted to the non-employee directors (other than Messrs. Hanerfeld and Martin) on June 15, 2007, vest in three installments of 33%, 33% and 34% on June 15, 2008, June 15, 2009 and June 15, 2010 for each of our non-employee directors who continue as a director following the annual meeting of our stockholders. The shares of restricted stock issued to Messrs. Hanerfeld and Martin vest in three installments of 33%, 33% and 34% on June 15, 2009, June 15, 2010 and June 15, 2011 for each such director who continues as a director following the annual meeting of our stockholders. We do not expect that the non-employee directors who continue as a director following the annual meeting of our stockholders will be granted any additional shares of stock under our Stock Incentive Plan in the next fiscal year.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2008, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	a director of another corporation, one of whose executive officers served on the Compensation Committee; or

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent auditors their independence and the compatibility of nonaudit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 5 meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors.

Audit Committee

Craig F. Hartberg, Chairman
James A. Moore
Jill M. Krueger

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2008 were timely made.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements. Ernst & Young has served as our independent registered public accounting firm since October 3, 2006, when it replaced KPMG LLP, and has reported on our consolidated financial statements. KPMG had served as our independent registered public accounting firm since June 21, 2005. We had previously engaged Ernst & Young as our independent registered public accounting firm in connection with our initial public offering in 1997 until their dismissal on June 21, 2005.

Representatives of the firm of Ernst & Young are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young, and although such ratification will not obligate us to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young as our independent auditors.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young in fiscal years 2008 and 2007 were as follows:

Ernst & Young:

	Fees
Services Rendered	2008	2007

Audit fees(1)	$917,000	$867,400
Audit-Related fees(2)	—	—
Tax fees(3)	$19,301	$10,500
All other fees	—	—

Total	$936,301	$877,900

(1)	Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the New York Stock Exchange or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

OTHER BUSINESS

(PROPOSAL 3)

The Board of Directors knows of no other business to be brought before the meeting. If, however, any other business should properly come before the meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies by mail will be borne by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the annual meeting for a fee of $7,500. The cost of such solicitation will be borne by us.

By Order of the Board of Directors

Lawrence A. Cohen
Chief Executive Officer

April 7, 2009
Dallas, Texas

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Please mark your votes as indicated in this example	☒

1.
Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders to be held in 2012 or until their successors have been duly qualified and elected.

		FOR all nominees	WITHHELD
		listed to left	AUTHORITY
	Nominees:	(except as marked	to vote for all
		to the contrary)	nominees listed
	01 Jill M. Krueger 02 James A. Stroud 03 Keith N. Johannessen	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark the ‘FOR all nominees listed to left” box and write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1) and “FOR” Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date	, 2009
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲  FOLD AND DETACH HERE  ▲

CAPITAL SENIOR
LIVING CORPORATION

46923

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Lawrence A. Cohen and Ralph A. Beattie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all of the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on March 20, 2009, at the Annual Meeting of Stockholders of the Company to be held on May 14, 2009 and any adjournment(s) thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲
You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Capital Senior Living Corporation now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
46923